UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

JAMESON STANFORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Michael Stanford Litigation

On September 22, 2014, Jameson Stanford Resources Corporation (the “Company”) received notice that a Default Judgment and Order Granting Default Judgment and Relief (the “Judgment”) had been issued by the Fifth Judicial District Court, Beaver County, Utah in the Company’s complaint in Civil Case No. 140500023 filed against Michael Stanford, its former sole director, CEO and its former largest shareholder (the “Stanford Lawsuit”). The details of the Stanford Lawsuit and Judgment are discussed below.

The Company filed the Stanford Lawsuit on August 20, 2014 after completion by the Company of an internal audit and investigation of the financial transactions and expense claims submitted and conducted by Mr. Stanford. The Stanford Lawsuit alleged that Mr. Stanford committed pervasive, profound, continuous, repeated, and ongoing wrongful and fraudulent acts and omissions resulting in at least $2,591,359 in losses for the Company, $1,272,321 in fraudulent claimed business expenses, $1,319,038 representing investment monies diverted from the Company and monies deposited directly into Mr. Stanford’s personal accounts, as well as the improper issuance to Mr. Stanford of 25,000,000 shares of the Company’s common stock in exchange for the stock of Bolcán Mining Corporation in November 2012 whose assets were inflated at the time the Company completed this acquisition. The Stanford Lawsuit also alleged that Mr. Stanford misappropriated for his own personal uses at least $750,000 of investment capital that was to be invested in the Company, the failure to disclose his history of litigation, his general fraudulent conduct in dealing with the Company and threats of violence against the Company’s officers and other persons related to the Company. Based on this conduct, the complaint included a claim for an accounting, conversion, fraudulent misrepresentation and fraudulent nondisclosure, interference with present and prospective economic relations, declaratory judgment, and injunctive relief. The complaint sought, among other things, monetary damages of $5,873,675, injunctive relief and punitive damages, cancellation of 25,000,000 shares of the Company’s common stock and the Company’s costs, expenses and attorney’s fees associated with the this lawsuit.

On May 27, 2014, Mr. Stanford resigned as an officer and director of the Company. Our current management had no knowledge of Mr. Stanford’s improper conduct as alleged in the Stanford Lawsuit which relate to his actions prior to his resignation.

The Judgment requires, among other things, that Mr. Stanford render a full accounting to the Company, orders the return of 25,000,000 shares of Company common stock, and the transfer of a residential property located at 510 West Center, Milford, Utah 84751 to the Company, as well as transfers ownership of all the personal property located within the real property to the Company. The Judgment also enjoins Mr. Stanford from representing that he is involved in the business of the Company or its subsidiaries to any person or entity, as well as permanently enjoining Mr. Stanford from offering or pretending to offer for sale any stock or security interest in the Company or its affiliated entities. The injunction further prohibits Mr. Stanford from offering or pretending to offer for sale any actual or fabricated business opportunity related in any way to the Company or an affiliate of the Company. The Judgment permanently enjoins Mr. Stanford from wasting, concealing, withholding, transferring, transmitting, or transporting across any state boundary any asset, corporate opportunity, record, or title to which the Company is entitled and/or that has been purchased or produced in whole or in part through use of the Company or any subsidiary of the Company.

The Judgment further enjoins Mr. Stanford from, among other things, and with the a limited exception of communications made during settlement negotiations, communicating with, threatening, assaulting, bribing any past or present officer, employee, agent, investor, or representative of the Company or its subsidiaries, tampering with or destroying records and property relating to Judgment. The Judgment forbids Mr. Stanford from leaving the State of Utah, and also from leaving the United States, and orders Mr. Stanford to surrender his passport to the Court, until such time as Mr. Stanford shall render an accounting to the Company to the satisfaction of the Court.

The Judgment also orders Mr. Stanford to pay the Company’s costs, expenses, and attorney’s fees associated with the Stanford Lawsuit, as well as past, present, and future accrual and proximate damages suffered due to the loss and harm caused by Mr. Stanford’s acts and omissions in relation to the Stanford Lawsuit in the amount of $5,873,675. The court further ordered punitive damages against Mr. Stanford in the amount of treble the current known actual damages (other than the retitled securities and the Milford, Utah residential property), for a total of $17,621,025, and post-judgment interest. The Judgment is without prejudice to any future suit the Company or any other entity or investor may have for additional, non-duplicative damages and relief that may be revealed as necessary through any further audits and rendering of an accounting that may occur in connection the Mr. Stanford.

On September 17, 2014, prior to the entering of the Judgment, Mr. Stanford conveyed to the Company the real property located at 510 West Center, Milford, Utah 84751 and executed an irrevocable stock power of attorney to convey 25,000,000 shares of our common stock that he owned for cancellation by the Company. The 25,000,000 shares of common stock were cancelled on September 22, 2014. We are evaluating what future legal proceedings we may pursue in order to collect money damages of $23,494,700 awarded to us pursuant to the Judgment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION.

Date: September 24, 2014	By:	/s/ Donna S. Moore
Donna S. Moore, Interim Chief Financial Officer

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